Exhibit 10.1

TENANTS IN COMMON AGREEMENT

This Tenants in Common Agreement (“Agreement”) is made and effective as of November 5, 2021, by and among PMI Parkway, LLC, a Delaware limited liability company, with an address at 406 Page Road, Nashville, TN 37205 (“PMI Parkway”), and MDR Parkway, LLC, a Delaware limited liability company, with an address at 1051 E. Cary Street, Suite 601, James Center Three, Richmond, VA 23219 (“MDR Parkway”) (PMI Parkway and MDR Parkway are each sometimes referred to as a “Tenant in Common” or collectively as the “Tenants in Common”), with reference to the facts set forth below.

RECITALS

A. PMI Parkway owns an undivided Eighteen percent (18%) tenant in common interest, and MDR Parkway owns an undivided Eighty-Two percent (82%) tenant in common interest (each such percentage interest being referred to as the “Interest” of such Tenant in Common), in certain real property and improvements thereon located at 2697 International Parkway, Parkway 3 & 4, Virginia Beach, Virginia 23452, as more particularly described in Exhibit A attached hereto and incorporated herein (“Property”). The percentage interest in the Property of any Tenant in Common, as adjusted from time to time pursuant to the terms hereof, shall be such Tenant in Common’s “Pro Rata Share”.

B.       The Tenants in Common desire to enter into this Agreement to provide for the orderly administration of the Property, to delegate authority and responsibility for the operation and management of the Property and to further set forth the rights and obligations of the Tenants in Common concerning the Property.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1. Nature of Relationship Between Co-Tenants.

1.1 Tenants in Common Relationship; No Partnership. The Tenants in Common shall each hold their respective undivided tenancy in common interests in the Property (the “Interests”) as tenants-in-common. The Tenants in Common intend to take and hold the Property for investment purposes only. The Tenants in Common do not intend by this Agreement to create a partnership, joint venture, or any other entity between themselves but merely to set forth the terms and conditions upon which each of them shall hold their respective Interests. In addition, the Tenants in Common do not intend to create a partnership, joint venture, or any other entity with the Property Manager (as defined below). Therefore, each Tenant in Common hereby elects to be excluded from the provisions of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Section 761(a) of the Code, with respect to the tenancy in common ownership of the Property. The exclusion elected by the Tenants in Common hereunder shall commence with the execution of this Agreement.

1.2 Reporting as Direct Owners and Not a Partnership. Each Tenant in Common hereby covenants and agrees to report on his federal and state income tax returns all items of income, deduction and credits which result from his Interests. All such reporting shall be consistent with the exclusion of the Tenants in Common from Subchapter K of Chapter 1 of the Code, commencing with the first taxable year following the execution of this Agreement. Further, each Tenant in Common covenants and agrees not to notify the Commissioner of Internal Revenue that it desires that Subchapter K of Chapter 1 of the Code apply to the Tenants in Common. No Tenant in Common shall file a partnership, corporate, or any other entity tax return, conduct business under a common name, or execute any agreement identifying any or all of the Tenants in Common as partners, shareholders, or members of a business entity, or otherwise hold themselves out as partners, shareholders, or members of a business entity.

1.3 Indemnity. Subject and subordinate to the terms of the Deed of Trust Loan and the Deed of Trust Loan Documents, each Tenant in Common hereby agrees to indemnify, protect, defend, and hold the other Tenant in Common free and harmless from all costs, liabilities, tax consequences and expenses (for example, taxes, interest, and penalties), including, without limitation, attorneys’ fees, and costs, which may result from any Tenant in Common so notifying the Commissioner in violation of this Agreement or otherwise taking a contrary position on any tax return, report, or other document.

1.4 No Agency. No Tenant in Common is authorized to act as agent for, to act on behalf of, or to do any act that will bind, any other Tenant in Common, or to incur any obligations with respect to the Property.

No Treatment of Co-Ownership as an Entity. The Owners shall not file a partnership, corporate, or other entity tax return, conduct business under a common name, execute an agreement identifying any or all of the Owners as partners, shareholders, or members of a business entity, or otherwise hold themselves out as partners, shareholders, or members of a business entity.

2. Management.

2.1       Management Agreement. Concurrently with the acquisition of the Property, the Tenants in Common will enter into a Management Agreement (“Management Agreement”) with Dodson Commercial Properties, Inc. (“Property Manager”). Pursuant to the Management Agreement, the Property Manager shall be the sole and exclusive manager of the Property to act on behalf of the Tenants in Common with respect to the management, operation, maintenance, and leasing of the Property until the Management Agreement is terminated in accordance with its terms. All of the terms, covenants, and conditions of the Management Agreement are hereby incorporated herein. The Management Agreement shall be renewable no less frequently than annually. Fees paid to the Property Manager shall not depend in whole or in part on the income or profits derived by any person from the Property and shall not exceed the fair market value of the Property Manager’s services.

2.2       Management Services. The Property Manager’s services shall be limited to customary services typically performed to manage the Property on behalf of the Tenants in Common, such as collecting rents, paying property taxes and insurance premiums, arranging for repair and maintenance of the Property, utilities, heat, air conditioning, trash removal, parking for the Property and paying such expenses, and providing other customary services. The amount of rent paid by a lessee shall not be based on a percentage of net income, cash flow, increases in equity, or otherwise depend in whole or in part on the income or profits derived by the lessee.

2.3       Accounts, Books and Records, and Statements. The Property Manager, on behalf of the Owners, shall open and maintain all accounts necessary or desirable in connection with ownership of the Property, shall maintain adequate books and records of the Property operations, and shall provide monthly reports to the Tenants in Common on the operations of the Property.

3.       Decisions of the Tenants in Common.

3.1.       Approvals. The Tenants in Common shall unanimously approve (i) any lease, sublease, deed restriction, or grant of easement of/on all or any portion of the Property, provided that the conveyance of leases or subleases or portions of the Property pursuant to contracts with third parties that have been previously approved by the Tenants in Common shall not require the further approval of the Tenants in Common, (ii) any sale or exchange of the Property, (iii) any indebtedness or loan, and any negotiation or refinancing thereof, secured by a lien on the Property, (iv) any successor or replacement Property Manager, (v) annual budgets for development and operations of the Property, (vi) any contracts, renewals, and amendments thereof, and any transactions with parties affiliated with any Tenant in Common or the Property Manager including the Management Agreement, and (vii) any successor or replacement Property Manager. Whenever this Agreement provides that the Tenants in Common shall be entitled to vote upon a matter, each Tenant in Common shall be entitled to vote in proportion to its Pro Rata Share.

3.2.       Deadlock. In the event the Tenants in Common cannot agree on any matter requiring unanimous approval under this Section, any Tenant in Common shall have the right to invoke the dispute resolution provisions of Exhibit B, and if such Deadlock (as defined in Exhibit B attached hereto) is not resolved under the provisions of Exhibit B then any Tenant in Common may invoke the buy/sell procedures set forth in Section 10.

3.3       Meetings. There shall be no scheduled or periodic meetings of the Tenants in Common, but a meeting of the Tenants in Common may be called by the Property Manager or by any Tenant in Common by providing written notice of such meeting to all parties hereto not less than ten (10) nor more than sixty (60) days prior to the date of such meeting (unless all Tenants in Common agree to an earlier date). The notice shall state the nature of the business to be discussed at the meeting. The Property Manager and each Tenant in Common shall exert reasonable efforts to attend such meeting (or participate in such meeting via telephone).

3.4       Approval of Langley Federal Credit Union Loan. The Tenants in Common are concurrently herewith obtaining a loan in the principal amount of FIVE MILLION ONE HUNDRED THOUSAND and No/100 Dollars ($5,100,000.00) from TIAA, FSB (together with any of its respective affiliates and/or any of its or their respective successors and/or assigns, being referred to herein as the “Lender”) for the acquisition of the Property (the "Deed of Trust Loan") and, in connection therewith, entering into various documents evidencing and securing the Deed of Trust Loan, secured by a blanket lien on the Property, but may execute contribution and indemnity agreements, subordinate to the Deed of Trust Loan, to share the liability as between the Tenants in Common in proportion to their Pro Rata Shares. The Tenants in Common hereby ratify, approve, and confirm the Deed of Trust, Assignment of Leases and Rents and Fixture Filing dated as of even date herewith with Lender and all other loan documents with respect to the Deed of Trust Loan. The execution and delivery by the Tenants in Common of all documents, instruments, and agreements in connection with the Deed of Trust Loan (collectively, the “Deed of Trust Loan Documents”) conclusively evidences that such execution and delivery has been duly authorized by all requisite action on the part of the Tenants in Common as tenants in common under this Agreement. In addition, for so long as any obligations of the Tenants in Common under the Deed of Trust Loan remain outstanding, the Tenants in Common shall comply with the covenants and restrictions set forth on the Addendum to this Agreement.

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4.       Income and Liabilities; Bank Accounts.

4.1       Income and Liabilities. Except as otherwise provided herein and in the Management Agreement, each of the Tenants in Common shall be entitled to all benefits and obligations of ownership of the Property based on their Pro Rata Shares. Accordingly, each of the Tenants in Common shall (a) be entitled to all benefits of ownership of the Property, on a gross and not a net basis, including, without limitation, all items of income and proceeds from sale or refinance or condemnation, in proportion to their respective Interests, and (b) bear, and shall be liable for, payment of all expenses of ownership of the Property, on a gross and not a net basis, including by way of illustration, but not limitation, all operating expenses and expenses of sale or refinancing or condemnation, burdens, obligations, duties, liabilities, costs and expenses of the Property, in proportion to their respective Interests, except for such amounts as may be reasonably determined by the Property Manager to be retained for reserves or improvements in accordance with the Management Agreement.

4.2       Bank Accounts. Subject to the Deed of Trust Loan Documents, the funds, income and revenues of the Property shall be deposited in such separate co- tenancy bank account or accounts in such bank or banks as shall be determined by, and in the sole discretion of the Tenants in Common. The Tenants in Common shall be entitled to receive copies of monthly bank statements from all accounts maintained for the benefit of the Property or Tenants in Common. In all events, the Property Manager shall cause the disbursement to the Tenants in Common of their respective shares of net revenues from the Property within 3 months from the date of receipt of those revenues.

5.       Co-Tenant’s Obligations. The Tenants in Common each agree to perform such acts as may be reasonably necessary to carry out the terms and conditions of this Agreement, including, without limitation:

5.1       Documents. Executing documents required in connection with a sale or refinancing of the Property in accordance with Section 6 below and such additional documents as may be required under this Agreement or may be reasonably required to effect the intent of the Tenants in Common with respect to the Property or any loans encumbering the Property.

5.2       Additional Funds. Each Tenant in Common will be responsible for its Pro Rata Share of costs, fees, expenses, and any future cash needed in connection with the acquisition, financing, ownership, operation, and maintenance of the Property, including, for the avoidance of doubt, any and all deposits and acquisition and financing costs that may have been incurred prior to the effective date of this Agreement. If a Tenant in Common (the “Defaulting Owner”) fails for any reason to timely contribute its proportionate share of funds required by this Agreement, the other Tenant in Common who has made the required contribution (the “Non-Defaulting Owner”) shall have the right, but not the obligation, to contribute all or any portion of the amount which the Defaulting Owner has failed to contribute (on behalf of the Defaulting Owner). If the Non-Defaulting Owner contributes all or any portion of an amount required to be contributed by the Defaulting Owner (the “Default Contribution”), the Non-Defaulting Owner shall be entitled to enforce its common law rights as a co-tenant of the Property.

6.       Sale or Encumbrance of Property.

6.1       Approval. Subject to the terms of the Addendum attached hereto, any sale or exchange of the Property, and any loan encumbering the Property and any sale of the Property, shall be subject to unanimous approval by the Tenants in Common.

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6.2       Distribution of Loan or Sales Proceeds. Notwithstanding any other provisions of this Agreement, each Tenant in Common’s share of the proceeds of a loan encumbering the Property or sale of the Property shall be applied at the closing of the loan or the sale as set forth below.

6.2.1       To the extent necessary, the proceeds shall first be used to pay in full his share of any loans encumbering title to the Property.

6.2.2       To the extent necessary, the proceeds shall next be used to pay in full any unsecured loan made to such Tenant in Common with respect to the Property.

6.2.3       The proceeds shall next be used to pay his share of all outstanding costs and expenses incurred in connection with the holding, marketing, and sale of the Property.

6.2.4       The proceeds shall next be used to pay all outstanding fees and costs as set forth in the Management Agreement.

6.2.5       Any proceeds remaining shall be paid to such Tenant in Common.

7.       Transfer or Encumbrance. Except as specifically provided in this Agreement and subject to compliance with applicable securities laws and loan (and associated loan agreement and documents) secured by the Property, each Tenant in Common may sell, transfer, convey, pledge, encumber or hypothecate their Interest or any part thereof, provided that any transferee shall take such Interests subject to this Agreement.

8.       Right of Partition. Subject to the terms of the Deed of Trust Loan, the Tenants in Common agree that any Tenant in Common (and any of his successors-in-interest) shall have the right at any time to file a complaint or institute any proceeding at law or in equity to have the Property partitioned in accordance with and to the extent provided by applicable law. The Tenants in Common acknowledge and agree that partition of the Property may result in a forced sale by all of the Tenants in Common. To avoid the inequity of a forced sale and the potential adverse effect on the investment by the other Tenant in Common, the Tenants in Common agree that, as a condition precedent to filing a partition action, the Tenant in Common filing such action shall follow the buy-sell procedure set forth in Section 10. Notwithstanding anything in this Agreement to the contrary, so long as any portion of the Deed of Trust Loan is outstanding, each Tenant in Common agrees that it will not seek or be entitled to seek and obtain a partition of all or any part of the Property without first obtaining the prior written consent of Lender, and each Tenant in Common expressly waives any right it may have to partition the Property or any part thereof, unless Lender has consented in writing to such party’s exercise of such rights. Each Tenant in Common acknowledge that it is a default of the Deed of Trust Loan to file a partition action without Lender’s approval.

9.       Bankruptcy. The Tenants in Common agree that the following shall constitute an Event of Bankruptcy (as defined below) with respect to any Tenant in Common (and in any of his successors-in-interests): if a receiver, liquidator or trustee is appointed for any Tenant in Common, if any Tenant in Common becomes insolvent, makes an assignment for the benefit of creditors or admits in writing his inability to pay its debts generally as they become due, if any petition for bankruptcy, reorganization, liquidation or arrangement pursuant to federal bankruptcy law, or similar federal or state law shall be filed by or against, consented to, or acquiesced in by, any Tenant in Common; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Tenant in Common then, upon the same not being discharged, stayed or dismissed within sixty (60) days thereof. To avoid the inequity of a forced sale and the potential adverse effect on the investment of the other Tenants in Common, the Tenants in Common agree that, as a condition precedent to entering into this Agreement, the Tenant in Common causing such Event of Bankruptcy shall follow the buy-sell procedure set forth in Section 10. “Event of Bankruptcy” shall mean with respect to any Tenant in Common (and any of its successors-in-interests): if a receiver, liquidator or trustee is appointed for any Tenant in Common; if any Tenant in Common becomes insolvent, makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or if any petition for bankruptcy, reorganization, liquidation or arrangement pursuant to federal bankruptcy law, or similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Tenant in Common; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Tenant in Common then, upon the same not being discharged, stayed or dismissed within thirty (30) days thereof. Each Tenant in Common hereby expressly waives and relinquishes all rights to seek the appointment of a receiver for the Property. Upon any breach of the provisions of this Section 9 by any Tenant in Common, the other Tenant in Common(s) shall be entitled to a decree or order restraining or enjoining such application, action, or proceeding.

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10.       Buy-Sell Procedure. Before filing a partition action in accordance with Section 8, or

(i) upon a Tenant in Common defaulting its obligations under this Agreement (including, but limited to, (a) failing to offer its interest for sale prior to filing a partition; or (b) filing a partition), or

(ii) upon the occurrence of an Event of Bankruptcy in accordance with Section 9, or

(iii) in the event a Tenant in Common sues another Tenant in Common or any guarantor of the Deed of Trust Loan to the Tenants in Common, or

(iv) in the event of a Deadlock that is not resolved by the invocation of the provisions of Exhibit B;

the Tenant in Common filing such partition action, or defaulting under this Agreement, or the subject of the Event of Bankruptcy, or suing another Tenant in Common or Loan guarantor, or any Tenant in Common on the event of a Deadlock (hereinafter, “Seller”) shall first make a written offer (“Offer”) to sell its undivided interest to the other Tenant in Common at a price equal to the Fair Market Value (as defined below) of Seller’s undivided interest. “Fair Market Value” shall mean the fair market value of Seller’s undivided interest in the Property on the date the Offer is made as determined in accordance with the procedures set forth below. The other Tenant in Common shall have ten (10) days after delivery of the Offer to accept the Offer. If the other Tenant in Common (“Purchaser”) accepts the Offer (hereafter, the date of such acceptance is the “Acceptance Date”), Seller and Purchaser shall commence negotiation of the Fair Market Value. If the parties do not agree, after good faith negotiations, within five (5) days after the Acceptance Date, then each party shall submit to the other a proposal containing the Fair Market Value the submitting party believes to be correct (“Proposal”) within seven (7) days after the Acceptance Date. If either party fails to timely submit a Proposal, the other party’s submitted proposal shall determine the Fair Market Value. If both parties timely submit Proposals, then the Fair Market Value shall be determined in accordance with the procedures set forth below. Within ten (10) days after the Acceptance Date, the parties shall appoint a certified MAI real estate appraiser who shall have been active full-time over the previous ten (10) years in the appraisal of comparable properties located in the County or City in which the Property is located (the “Appraiser”). If the parties are unable to agree upon a single Appraiser within ten (10) days after the Acceptance Date, then the parties each shall each select an Appraiser that meets the foregoing qualifications within twelve (12) days after the Acceptance Date. The two (2) Appraisers so appointed shall, within five (5) days after their appointment, appoint a third Appraiser meeting the foregoing qualifications. The determination of the Appraisers(s) shall be limited solely to the issue of whether Seller’s or Purchaser’s Proposal most closely approximates the fair market value. The decision of the single Appraiser or of the Appraisers shall be made within ten (10) days after the appointment of the single Appraiser or the third Appraiser, as applicable. The Appraiser(s) shall have no authority to create an independent structure of fair market value or prescribe or change any or several of the components or the structure thereof; the sole decision to be made shall be which of the parties’ Proposals most closely corresponds to the fair market value of the Property. The decision of the single Appraiser or majority of the three (3) Appraisers shall be binding upon the parties. If either party fails to appoint an Appraiser within the time period specified above, the Appraiser appointed by one of them shall reach a decision which shall be binding upon the parties. The cost of the Appraisers shall be paid equally by Seller and Purchaser. In the event that the Seller’s Interest is not purchased by the other Tenant in Common, the Seller shall have the right to exercise his partition rights and any purchaser thereunder shall acquire any Interest or portion of the Property free of the terms of this Agreement.

11.       General Provisions.

11.1       Mutuality; Reciprocity; Runs With the Land. Except as otherwise provided herein all provisions, conditions, covenants, restrictions, obligations and agreements contained herein are made for the direct, mutual and reciprocal benefit of each and every part of the Property; shall be binding upon and shall inure to the benefit of each of the Tenants in Common and their respective heirs, executors, administrators, successors, assigns, devisees, representatives, lessees and all other persons acquiring any undivided interest in the Property or any portion thereof whether by operation of law or any manner whatsoever (collectively, “Successors”); shall create mutual, equitable servitudes and burdens upon the undivided interest in the Property of each Tenant in Common in favor of the interest of every other Tenant in Common; shall create reciprocal rights and obligations between the respective Tenants in Common, their interests in the Property, and their Successors; and shall, as to each of the Tenants in Common and their Successors operate as covenants running with the land, for the benefit of the other Tenants in Common pursuant to applicable law. Except as otherwise provided herein it is expressly agreed that each covenant contained herein (i) is for the benefit of, and is a burden upon, the undivided interests in the Property of each of the Tenants in Common, (ii) runs with the undivided interest in the Property of each Tenant in Common and (iii) benefits and is binding upon each Successor owner during its ownership of any undivided interest in the Property, and each owner having any interest therein derived in any manner through any Tenant in Common or Successor. Every person or entity who now or hereafter owns or acquires any right, title or interest in or to any portion of the Property is and shall be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained herein, whether or not such person or entity expressly assumes such obligations or whether or not any reference to this Agreement is contained in the instrument conveying such interest in the Property to such person or entity. The Tenants in Common agree that, subject to the restrictions on transfer contained herein, any Successor shall become a party to this Agreement upon acquisition of an undivided interest in the Property as if such person was a Tenant in Common initially executing this Agreement.

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11.2   Attorneys’ Fees. If any action or proceeding is instituted between all or any of the Tenants in Common arising from or related to or with this Agreement, the Tenant in Common or Tenants in Common prevailing in such action or arbitration shall be entitled to recover from the other Tenant in Common or Tenants in Common all of his or their costs of action or arbitration, including, without limitation, reasonable attorneys’ fees and costs as fixed by the court or arbitrator therein.

11.3   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations, and understandings of the parties hereto, oral or written, are hereby superseded, and merged herein.

11.4   Governing Law. This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Virginia without regard to choice of law rules.

11.5   Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought. Notwithstanding the foregoing and so long as any portion of the Deed of Trust Loan is outstanding, the Tenants in Common shall not, without the prior written consent of Lender, terminate or cancel this Agreement or modify, change, supplement, alter or amend this Agreement in any manner whatsoever and any such termination, cancellation, modification, change, supplement, alteration or amendment of this Agreement without the prior written consent of Lender shall be void and of no force and effect.

11.6   Notice and Payments. Any notice to be given or other document or payment to be delivered by any party to any other party hereunder may be delivered in person, or may be deposited in the United States mail, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, and addressed to the Tenants in Common at the addresses specified herein. Any party hereto may from time to time, by written notice to the others, designate a different address which shall be substituted for the one above specified. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery, or (ii) as of the third business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding business day after deposit with Federal Express or other similar overnight delivery system.

11.7   Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors-in-interest, assigns, and legal representatives of the parties hereto.

11.8   Term. This Agreement shall commence as of the date of recordation and shall terminate at such time as the Tenants in Common or their successors-in-interest or assigns no longer own the Property as tenants-in-common.

11.9   Waivers. No act of any Tenant in Common shall be construed to be a waiver of any provision of this Agreement unless such waiver is in writing and signed by the Tenant in Common affected. Any Tenant in Common hereto may specifically waive any breach of this Agreement by any other Tenant in Common, but no such waiver shall constitute a continuing waiver of similar or other breaches.

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11.10  Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully executed original.

11.11  Severability. If any portion of this Agreement shall become illegal, null, or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

11.12  Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

11.13  Representations and Warranties. Each Tenant in Common represents and warrants that all state and federal securities laws and regulations have been and will be complied with in connection with the solicitation, offering and sale of Tenant in Common interests. Each Tenant in Common further represents and acknowledges that the Property is "single asset real estate" as defined in 11 U.S.C. §101(51B) and pursuant to 11 U.S.C. §362(d)(3).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TENANTS IN COMMON:

PMI PARKWAY, LLC
a Delaware limited liability company

By:	Peter Mueller, Inc.
a Virginia corporation
Its:	Manager

	By:	/s/ Kurt A. Schirm
	Name:	Kurt A. Schirm
	Title:	President

STATE OF ___________________	)
	)	ss:
COUNTY OF __________________	)

On _______________, __, 2021, before me personally appeared Kurt A. Schirm, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity as President of Peter Mueller, Inc., a Virginia corporation, the Manager of PMI Parkway, LLC, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

My commission expires:_________________

Reg. No.:_______________________

Notary Public

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MDR PARKWAY, LLC,
a Delaware limited liability company

By:	Medalist Diversified Holdings, L.P.,
a Delaware limited partnership
Its:	Manager

By:	Medalist Diversified REIT, Inc.,
a Maryland Corporation
Its:	General Partner

By:	/s/ William R. Elliott
Name:	William R. Elliott
Title:	Co-President

COMMONWEALTH OF VIRGINIA	)
) ss:
CITY OF RICHMOND	)

On May ___, 2021 before me personally appeared William R. Elliott, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

My commission expires:_________________

Reg. No.:_______________________

Notary Public

EXHIBIT A

DESCRIPTION OF PROPERTY

ALL THAT certain lot, piece or parcel of land, situate, lying and being in the Oceana Industrial Park, Area No. 2, City of Virginia Beach, Virginia, known, numbered and designated as "Lot 29C, 4.392 Ac., 1496-55-7728", as shown on that certain plat entitled "RESUBDIVISION OF PROPERTY PARCEL 21, SUBDIVISION OF PROPERTY VIRGINIA BEACH DEVELOPMENT AUTHORITY LOCATED IN OCEANA WEST INDUSTRIAL PARK, M.B. 137, P. 36 AND PARCEL 29A & 29B, SUBDIVISION OF PROPERTY PARCEL 29, PLAT RECORDED IN D.B. 2513, P. 1985, PRINCESS ANNE BOROUGH, VIRGINIA BEACH, VA.", Scale 1" = 60', dated May 30, 1989, made by Gallup Surveyors & Engineers, Ltd., which said plat is duly recorded in the Clerk's Office of the Circuit Court of the City of Virginia Beach, Virginia, in Map Book 193, at Page 54.

Said property being further bounded and described as follows:

Beginning at a nail set on the western right-of-way line of Seahawk Circle and being 519.16' south of the intersection of Seahawk Circle and International Parkway, said nail set being the point of beginning; thence along Seahawk Circle S. 15° 12' 55" E, a distance of 107.45' to a pin set; thence along a curve to the right having a radius of 470.00', a length of 98.92', a chord bearing of S 09° 11' 09" E, a chord length of 98.74' and a delta of 12° 03' 32" to a pin set; thence N 79° 45' 02" W, a distance of 699.79' to a pin found on the eastern right-of-way line of Seahawk Circle; thence N 26° 07' 29" E, a distance of 2.24' to a pin found; thence along a curve to the left having a radius of 530.00', a length of 135.24', a chord bearing of N 17° 32' 18" E, a chord length of 134.87' and a delta of 14° 37' 13" to a pin found; thence N 10° 12' 53" E, a distance of 241.47' to a nail set; thence departing Seahawk Circle S 79° 47' 06" E, a distance of 272.32' to a pin found; thence S 10° 12' 54" W, a distance of 20.21' to a nail set, thence S 79° 47' 06" E, a distance of 79.60' to a nail set; thence along a curve to the right having a radius of 20.00', a length of 31.25', a chord bearing of S 34° 39' 12" E, a chord length of 28.17' and a delta of 89° 31' 53" to a nail set; thence S 10° 27' 24" W, a distance of 146.61' to a nail set, thence S 79° 34' 15" E, a distance of 231.87' to a nail set on the western right-of-way line of Seahawk Circle, said nail set being the point of beginning and containing 191,301 SF or 4.392 AC, more or less.

It being the same property conveyed to Continental Parkway, LLC, a Virginia limited liability company by deed from Oceana West Operating Associates, Limited Partnership, a New Mexico limited partnership, dated December 15, 2011 and duly recorded December 16, 2011 in the aforesaid Clerk's Office as Instrument No. 201100128681.

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EXHIBIT B

BUY/SELL

At any time in the event that the Tenants in Common are unable to agree on the matters set forth in Section 3 (“Deadlock”), the Deadlock shall be broken by the invocation of the provisions of this Section.

(a)       Negotiated Resolution. If any dispute (a “Dispute”) arises (i) out of or relating to, this Agreement or the Addendum (collectively, the “Documents”), or any alleged breach or default under the Documents, or (ii) with respect to any of the transactions or events contemplated by the Documents, the party desiring to resolve such Dispute shall deliver a letter or other written notice (the “Dispute Notice”) to the other parties to such Dispute, describing the Dispute in reasonable detail. If any party delivers a Dispute Notice pursuant to this Exhibit B subpart (a), the parties involved in the Dispute shall meet at least twice at the Property Manager’s principal place of business (unless otherwise agreed by the parties) within the thirty (30) day period commencing on the date of the Dispute Notice and in good faith attempt to resolve such Dispute.

(b)       Mediation. If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 13.14(a) above, the parties shall submit the Dispute to non-binding mediation before a retired judge of a federal District Court or Circuit Court or another similarly qualified, mutually agreeable individual, in Richmond, Virginia. The parties shall bear the costs of such mediation equally.

(c)       Arbitration. If the Dispute is not resolved by mediation pursuant to Exhibit B subpart (b) above, or if the parties fail to agree upon a mediator, then within ninety (90) days after the date of the Dispute Notice, the Dispute shall be settled in accordance with the rules and procedures of the American Arbitration Association then in effect with respect to commercial disputes. Arbitration shall be held before one impartial arbitrator in Richmond, Virginia. If the parties cannot agree within thirty (30) days after receipt of notice of intent to arbitrate (the “Arbitration Notice”) to the appointment of an arbitrator, an arbitrator shall be appointed in accordance with Section 8.01-576.5 of the Code of Virginia (1950), as amended. Any arbitration shall allow for production of relevant documents and depositions, and sanctions, at the discretion of the arbitrator, for failure to comply with any such discovery requests. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. The parties shall instruct the arbitrator to render its decision no later than thirty (30) days after the submission of the Dispute.

(d)       Costs and Attorneys’ Fees. The parties shall equally share the administrative costs and fees of the mediation and arbitration, and the reasonable attorneys’ fees incurred by the party determined to be the prevailing party by the arbitrator shall be paid by the party determined by the arbitrator not to be the prevailing party or as otherwise equitably determined by the arbitrator; provided, however, that if a party refuses to participate in meeting procedure and/or in a mediation (including by unreasonably withholding consent to a mediator or setting a date to meet) then (i) such refusing party shall pay all (100%) of the administrative fees and costs of the mediation and/or arbitration (including of the mediator and/or arbitrator), and (ii) even if such refusing party is determined by the arbitrator to be the prevailing party, such refusing party shall not be entitled to an award of such party’s attorneys’ fees. The foregoing is intended to create an incentive for the parties to attempt to resolve any Dispute by negotiated resolution and/or mediation prior to arbitration.

ADDENDUM TO TENANTS IN COMMON AGREEMENT

DATED NOVEMBER 5, 2021

For so long as any obligations are owed to Lender under the Deed of Trust Loan Documents, Owners shall observe and comply with the following provisions with regard to their ownership and operation of the Property, notwithstanding any provision to the contrary in this Agreement:

1.       Subject to Loan Documents.

(a)                  At all times while any obligations are owed to Lender under the Deed of Trust Loan Documents, any and all rights and remedies, including without limitation, any rights of first refusal with respect to or options to purchase the Property, transfer rights, rights of indemnity, or otherwise, including any rights and remedies under this Agreement or any other existing or future tenants in common agreement or other agreement between or among Tenants in Common (“Other Agreement”) shall be fully subordinate to the lien of the Deed of Trust Loan and all other terms and provisions of the Deed of Trust Loan Documents. At all times while any obligations are owed to Lender under the Deed of Trust Loan Documents, the Owners agree to stand still with respect to the enforcement of any of their rights and remedies and shall take no enforcement action with respect thereto. All payments due under the Deed of Trust Loan Documents shall be made before any distributions to the Owners are made and all of such payments under the Deed of Trust Loan shall have priority over all such distributions to the Owners. Each Tenant in Common agrees that it will not grant any rights of first refusal, purchase options or similar rights with respect to the Property without the Lender’s prior written consent. In the event of any conflict between any Other Agreement, the terms of this Agreement shall prevail so long as any portion of the Deed of Trust Loan is outstanding.

(b)                The Lender is a third-party beneficiary of this Agreement and may enforce the provisions hereof against any party hereto.

(c)                 Any default by Tenants in Common, or any of them, under this Agreement shall at Lender’s option constitute an event of default under the Loan.

(d)                All Tenants in Common waive all defenses and any rights of suretyship towards one another while the Deed of Trust Loan indebtedness is outstanding.

2.       Management of Property.

(a)       The Managing Co-Owner (defined below) shall be responsible to sign all documents and take all actions it deems necessary and appropriate in its sole discretion to deal with the Lender and to cause the Tenants in Common to be in compliance with all of Lender’s operational requirements under the Deed of Trust Loan Documents including, but not limited to, the requirements concerning annual property inspections and reports, collection of loan impounds, maintenance and repair of the Property, coordination of any late loan payments and other loan coordination and servicing requirements. For such purposes, the Managing Co-Owner is hereby granted an irrevocable power-of-attorney to deal with Lender on matters relating to the operation and maintenance of the Property. The “Managing Co-Owner” shall be MDR Parkway, LLC.

(i)       The Managing Co-Owner shall oversee and supervise the Property Manager.

(ii)       The Managing Co-Owner shall be the only party to whom the Lender is required to send notices except as otherwise may be required by law.

(b)       The Property Manager must at all times be a “Qualifying Manager” as set forth below. To be eligible, the Qualifying Manager must meet the following requirements:

(i)       The Qualifying Manager must be a reputable management company having at least five years’ experience in the management of commercial properties and in the metropolitan area or other appropriate geographic area in which the Property is located;

(ii)       The Qualifying Manager must be approved by; and

(iii)       The Qualifying Manager must not be the subject of a bankruptcy or similar insolvency proceeding.

(c)       The Lender and any servicer of the Deed of Trust Loan has the right to participate by telephone in any regular, special, or called meetings of the Tenants in Common.

(d)       Each Tenant in Common shall execute an investor certificate, which provides the Managing Co-Owner with an irrevocable power of attorney to correspond with (and receive correspondence from) the Lender/servicer on behalf of each Tenant in Common.

3.       Ownership Interest Transfers or Liens. No Owner shall transfer any interest in the Property, whether voluntarily, involuntarily or by operation of law, to any other party (including, without limitation, any other Owner) which may result in the acceleration of the Deed of Trust Loan in accordance with the terms of the Deed of Trust Loan Documents unless all required consents under the Deed of Trust Loan Documents have been obtained. Each Tenant in Common shall not allow its interest in the Property to become subject to any liens from any third parties, and if a Tenant in Common’s interest in the Property becomes subject to an involuntary lien, such lien will be discharged within 30 days (or promptly discharged as soon as possible thereafter).

4.       Notices. A copy of all notices given hereunder shall be provided to the Lender at the address below. The foregoing addresses and/or telephone numbers may be changed from time to time by written notice to the other parties indicated above, including Lender. Notices shall be deemed received upon the earlier of actual receipt or forty-eight (48) hours after deposit in the case of United States express mail or first-class mail, registered or certified, return receipt requested, or twenty-four (24) hours after delivery to the overnight courier.

Lender’s address for notice:

TIAA, FSB

301 West Bay Street

Floor #28

Jacksonville, FL 32202

So long as any portion of the Deed of Trust Loan is outstanding, the Managing Co-Owner shall not be changed absent obtaining Lender’s prior written approval. Notices or legal service of any sort received by the Managing Co-Owner from Lender shall be deemed effective notice and service upon each of the Tenants in Common; and notices or legal service of any sort received by Lender from the Managing Co-Owner shall be deemed effective notice and service upon Lender on behalf of each Tenant in Common. Changing the Managing Co-Owner without obtaining prior written consent as required pursuant to section shall constitute an event of default under this Agreement.

5.       The transfer of ownership of any Tenant in Common or any individual associated with a Tenant in Common through death, divorce, bankruptcy, dissolution, liquidation, adjudication, incompetency of such Tenant in Common or individual, or otherwise, shall not cause the termination or dissolution of the tenancy in common, and this Agreement shall continue in full force and effect following any such transfer. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such individual shall have all the rights of such individual for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute party of the Tenant in Common. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Tenant in Common or any individual who is associated with such Tenant in Common’s interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent individual associated with such Tenant in Common. This Agreement shall be binding on the successors and assigns of each Tenant in Common.

6.       Further Assurances. Each Tenant in Common shall respond promptly to any requests for information from the other Tenants in Common and/or the Lender and will promptly take all actions and sign all documents that the other Tenants in Common and/or the Lender deem necessary or appropriate in connection with the Deed of Trust Loan. At all times while the Deed of Trust Loan is outstanding, each Tenant in Common agrees to waive any and all lien rights it holds, including any capital calls, against any other Tenant in Common for a failure to perform its obligations as tenant in common, either under this Agreement or at law.